EXHIBIT (15)

Letter from Independent Accountants Regarding

Unaudited Interim Financial Information

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

To the Board of Directors and Shareholders of

The Boeing Company

Chicago, Illinois

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries (the “Company”) for the three-month periods ended March 31, 2003 and 2002, as indicated in our report dated April 23, 2003; because we did not perform an audit, we express no opinion on the information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in Registration Statement Nos. 2-48576, 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-03191, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-35324, 333-41920, 333-47450, 333-54234 and 333-73252 of The Boeing Company on Form S-8 and Registration Statement No. 333-99509 of The Boeing Company on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Chicago, Illinois

May 1, 2003